UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2004

HECHINGER LIQUIDATION TRUST

(Exact name of registrant as specified in its charter)

Delaware	000-50160	52-7230151

(State or other jurisdiction of	(Commission File	(I.R.S. Employer
incorporation or organization)	Number)	Identification No.)

1801 McCormick Drive, Largo, MD	20774

(Address of principal	(Zip Code)
executive offices)

Registrant’s telephone number, including area code: (301) 883-4501

ITEM 5. Other Events and Regulation FD Disclosure

     On March 28, 2004, following a non-jury trial held in October 2003, the United States District Court for the District of Delaware issued an opinion and order (collectively, “the Decision”) in an adversary proceeding known as the “Bondholder Action”, which Hechinger Liquidation Trust (the “Liquidation Trust”) is pursuing against Fleet Retail Finance Inc. (“Fleet Retail”) and General Electric Credit Corporation (“GECC”), directing the entry of judgment in favor of Fleet Retail and GECC.

     Pursuant to a stipulation between the Liquidation Trust and Fleet Retail, the Liquidation Trust had previously established a Fleet Reserve totaling $11.0 million. The stipulation, filed as Exhibit 99.4 of the Liquidation Trust’s Form 10 Filing dated January 28, 2003, contains provisions pursuant to which Fleet Retail may seek reimbursement of certain legal fees and expenses in the event of certain outcomes in proceedings by the Liquidation Trust against Fleet Retail, including the ultimate resolution of the Bondholder Action in favor of Fleet Retail.

     In the event the Bondholder Action is ultimately resolved in favor of Fleet Retail (by a final, non-appealable order or settlement approved by the Bankruptcy Court), then Fleet Retail may seek immediate reimbursement of the reasonable legal fees and expenses incurred by Fleet Retail in defense of the Bondholder Action, up to the $11.0 million balance of the Fleet Reserve. Such reimbursement cannot be demanded until the appeal period has passed, and is subject to review by the Bankruptcy Court.

     The Liquidation Trust is in the process of reviewing the Decision, and determining its response thereto, including potentially filing an appeal. There can be no assurance of the outcome of any action the Liquidation Trust may take to obtain a reversal of the Decision.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HECHINGER LIQUIDATION TRUST
Date: April 6, 2004	By: /s/ Conrad F. Hocking Name: Conrad F. Hocking Title: Liquidation Trustee